Alexander & Baldwin, Inc. Reports Third Quarter 2018 Results

HONOLULU, November 1, 2018 /PRNewswire/—Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company") today announced financial results for the third quarter of 2018.
Chris Benjamin, A&B president & chief executive officer stated: "A&B’s third quarter results reflect both the continued success of our core business and the advancement of our strategic agenda. Our commercial real estate portfolio is generating strong results and is on pace to hit our full-year guidance, buoyed in part by our successful asset repositioning efforts. Most notably, our Pearl Highlands Center repositioning is generating uplift across the property. Looking ahead, our Lau Hala Shops tenants will begin opening in the next month, and we expect additional redevelopment opportunities to contribute to our NOI growth."
"Our broader strategic agenda and simplification efforts continue. We were pleased to close the sales of a large agricultural parcel on Maui and our interest in the Ka Milo development joint venture. With the latter sale and the early October closing of the last unit at Keala `o Wailea, we have closed out two more development projects. We’re positioned to continue de-levering our balance sheet and closing out additional development projects, consistent with our strategic intent. We also are making good progress in the identification of viable farming initiatives for our Maui landholdings."
"While our efforts to improve Materials & Construction operating performance continue, overall segment results fell short of expectations. Improvements in paving revenues and margins were offset by lower results from quarry operations. While we will not meet our full-year goals for the segment, we are positioning the business for better performance in the future."
Corporate Highlights

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Net income available to A&B shareholders and diluted earnings per share for the third quarter of 2018 were $14.8 million and $0.20 per share, respectively, compared to $6.6 million and $0.13 per share in the same quarter of 2017.

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Net income available to A&B shareholders and diluted earnings per share for the first nine months of 2018 were $64.6 million and $0.89 per share, respectively, compared to $17.9 million and $0.36 per share in 2017.

Commercial Real Estate Highlights

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Commercial Real Estate ("CRE") operating profit was $15.9 million in the third quarter of 2018, as compared to $13.6 million in the same period of 2017. CRE operating profit was $45.0 million in the first nine months of 2018, as compared to $41.3 million in the same period of 2017.

•	Same-store cash NOI[1] increased 5.4% in the third quarter of 2018, as compared to the prior year third quarter, largely due to increased retail rents. Year-to-date same-store cash NOI growth[1] was 3.9%.

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58 leases, covering 128,000 square feet of gross leasable area ("GLA"), were executed during the third quarter of 2018, bringing the Company to 87% of its 2018 leasing goals measured by annualized base rent. Comparable leasing spreads for signed leases were 3.3% portfolio wide for the third quarter of 2018 and 4.6% for retail spaces. Year-to-date comparable leasing spreads stand at 8.4% portfolio wide, above the range of full-year guidance.

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Occupancy decreased to 91.9% as of September 30, 2018, a reduction of 110 basis points compared to September 30, 2017, primarily due to the termination of a lease at Komohana Industrial Park in the first quarter.

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Occupancy in the Hawai`i retail portfolio was 92.7% as of September 30, 2018, an increase of 10 basis points as compared to the second quarter, and an increase of 20 basis points compared to the quarter ended September 30, 2017, primarily due to the addition of Hokulei Village and Laulani Village to the retail portfolio.

•	Subsequent to the end of the quarter, the Company closed on the sale of the Lahaina Square Center and three adjacent parcels on Maui for gross proceeds of $11.3 million.

•	Major strategic lease transactions in the third quarter include:

◦
Advanced strategic re-merchandising of the 411,300 square-foot Pearl Highlands Center with the opening of ULTA, a 93% leased Food Court, and a new lease with Guitar Center. Occupancy increased to 93.1% as of September 30, 2018 and will increase to 98.0% with commencement of the Guitar Center lease in the first quarter of 2019.

◦	Early renewal of an auto dealership ground lease in Windward Oahu, with a new 30-year term and at a 43% initial increase in base rent.

◦	Nine leases were executed at Kailua Retail and Aikahi Park Shopping Center in the third quarter of 2018 at an aggregate leasing spread of 8.6%.

◦	Six leases were executed at Kaka`ako Commerce Center in the third quarter of 2018 to bring occupancy above 90%, for a year-over-year occupancy increase of 9.3%.

◦	Achieved 100% occupancy at the recently acquired Honokohau Industrial property with the execution of three leases in the third quarter of 2018 at an aggregate comparable leasing spread of 30%.

•	Recent highlights in redevelopment and development for hold include:

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The 51,700-square-foot Lau Hala Shops in Kailua is nearing the completion of tenant build-outs with first tenants set to open during the upcoming holiday season. The center was 89% leased as of September 30, 2018, and 57% of the space is set to open in the fourth quarter of 2018. Rents have exceeded underwriting, which is leading to an estimated return on cost exceeding 11%.

◦
Construction continues on schedule at the 94,000-square-foot, Safeway-anchored Ho`okele Shopping Center, adjacent to Maui Business Park in Kahului. As of September 30, the center was 64% pre-leased, and the Company is in discussions for the remaining 36% of GLA.

Land Operations Highlights

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Land Operations operating profit was $13.1 million in the third quarter of 2018, as compared to a $10.4 million profit in the prior year third quarter. Land Operations operating profit was $9.3 million in the first nine months of 2018, as compared to $9.7 million in the same period of 2017.

•	The Company continued to monetize land and non-CRE investments including the following transactions that closed in the third quarter of 2018:

◦
Sales of 22 units at the Kamalani workforce housing development on Maui, and joint venture distributions from the sales of 24 units at the sold-out Keala `o Wailea Maui residential development generating $11.4 million;

◦	Sale of the Company’s joint venture interest in the Ka Milo residential development on the Island of Hawai`i for $5.5 million; and

◦	Sale of 313 acres to the State of Hawai`i for the expansion of the Kahului Airport on Maui for $8.6 million.
Materials & Construction Highlights

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Materials & Construction operating profit was $3.4 million in the third quarter of 2018, as compared to a $6.5 million profit in the prior year third quarter. Materials & Construction operating profit was $7.2 million in the first nine months of 2018, as compared to $18.8 million in the same period of 2017.

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Adjusted EBITDA[1] was $5.6 million for the third quarter of 2018, as compared to $9.1 million for the prior year third quarter. Paving profitability improved as a result of higher margin work acquired and executed during the quarter. Quarry operations weighed on overall profitability due to lower volumes of production, which increased unit costs. Certain operational changes are in progress and these are expected to contribute to improved operating margins in future periods.

•	Backlog[2] for the Company’s Materials & Construction segment was $157.4 million as of September 30, 2018, as compared to $211.3 million for the comparable prior year period.
Financial Highlights

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As of September 30, 2018, the Company had $778.4 million in total debt which represents 32.3% of the Company’s total capitalization. Maturities for the next three years average $34.3 million, or 4.4% of total debt per year. The Company's debt has a weighted-average maturity of 5.3 years with a weighted-average interest rate of 4.4%. Seventy-six percent of debt was at fixed rates.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(In millions, except per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating Revenue:
Commercial Real Estate	$35.9	$33.9	$104.9	$101.4
Land Operations	24.0	22.6	72.6	45.7
Materials & Construction	59.5	55.0	167.3	155.7
Total operating revenue	119.4	111.5	344.8	302.8
Operating Profit (Loss):
Commercial Real Estate	15.9	13.6	45.0	41.3
Land Operations	13.1	10.4	9.3	9.7
Materials & Construction	3.4	6.5	7.2	18.8
Total operating profit (loss)	32.4	30.5	61.5	69.8
Interest expense	(9.1)	(6.1)	(26.4)	(18.5)
General corporate expenses	(6.5)	(8.9)	(20.5)	(20.5)
REIT evaluation/conversion costs	—	(4.4)	—	(11.4)
Income (Loss) from Continuing Operations Before Income Taxes and Net Gain (Loss) on Sale of Improved Properties and Ground Leased Land	16.8	11.1	14.6	19.4
Income tax benefit (expense)	(1.0)	(3.7)	1.8	(6.4)
Income (Loss) from Continuing Operations Before Net Gain (Loss) on Sale of Improved Properties and Ground Leased Land	15.8	7.4	16.4	13.0
Net gain (loss) on the sale of improved properties and ground leased land	—	—	49.8	3.0
Income (Loss) from Continuing Operations	15.8	7.4	66.2	16.0
Income (loss) from discontinued operations, net of income taxes	(0.2)	(0.8)	(0.2)	2.4
Net Income (Loss)	15.6	6.6	66.0	18.4
Income attributable to noncontrolling interest	(0.8)	(0.5)	(1.4)	(1.7)
Net Income (Loss) Attributable to A&B Shareholders	$14.8	$6.1	$64.6	$16.7

Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.21	$0.15	$0.92	$0.32
Discontinued operations available to A&B shareholders	—	(0.02)	—	0.04
Net income (loss) available to A&B shareholders	$0.21	$0.13	$0.92	$0.36
Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.20	$0.15	$0.89	$0.31
Discontinued operations available to A&B shareholders	—	(0.02)	—	0.05
Net income (loss) available to A&B shareholders	$0.20	$0.13	$0.89	$0.36

Weighted-Average Number of Shares Outstanding:
Basic	72.0	49.2	70.2	49.1
Diluted	72.4	49.6	72.4	49.6

Amounts Available to A&B Shareholders:
Continuing operations available to A&B shareholders	$15.0	$7.4	$64.8	$15.5
Discontinued operations available to A&B shareholders	(0.2)	(0.8)	(0.2)	2.4
Net income (loss) available to A&B shareholders	$14.8	$6.6	$64.6	$17.9

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current Assets	$174.6	$274.8
Investments in Affiliates	379.2	401.7
Real Estate Developments	141.9	151.0
Property – Net	1,322.3	1,147.5
Intangible Assets – Net	75.9	46.9
Deferred Tax Asset	17.6	16.5
Goodwill	102.3	102.3
Restricted Cash	0.2	34.3
Other Assets	62.2	56.2
Total Assets	$2,276.2	$2,231.2

LIABILITIES AND EQUITY
Current Liabilities	$120.7	$926.8
Long-term Liabilities:
Long-term debt	741.3	585.2
Accrued retirement benefits	23.1	22.7
Other non-current liabilities	34.5	37.4
Redeemable Noncontrolling Interest	8.0	8.0
Equity	1,348.6	651.1
Total Liabilities and Equity	$2,276.2	$2,231.2

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOWS
(In millions, unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash Flows from Operating Activities:
Net income (loss)	$66.0	$18.4
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	31.6	31.4
Deferred income taxes	(2.4)	19.1
Gains on asset transactions and other	(62.1)	(22.2)
Share-based compensation expense	4.0	3.4
Investments in affiliates, net of distributions of income	2.0	3.2
Changes in operating assets and liabilities:
Trade, contracts retention, and other contract receivables	(4.9)	(4.2)
Inventories	(0.3)	13.2
Prepaid expenses, income tax receivable and other assets	(4.1)	(19.8)
Accrued pension and post-retirement benefits	2.5	(48.0)
Accounts payable	(8.3)	(3.0)
Accrued and other liabilities	(7.3)	(38.2)
Real estate inventory sales (real estate developments held for sale)	41.0	16.5
Expenditures for real estate inventory (real estate developments held for sale)	(20.0)	(15.0)
Net cash provided by (used in) operations	37.7	(45.2)

Cash Flows from Investing Activities:
Capital expenditures for acquisitions	(201.6)	(10.1)
Capital expenditures for property, plant and equipment	(40.0)	(23.6)
Proceeds from disposal of property and other assets	169.3	16.7
Payments for purchases of investments in affiliates and other investments	(21.3)	(31.5)
Distributions of capital from investments in affiliates and other investments	32.8	3.9
Net cash provided by (used in) investing activities	(60.8)	(44.6)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	533.5	145.5
Payments of long-term debt and deferred financing costs	(433.6)	(46.4)
Borrowings (payments) on line-of-credit agreement, net	(14.2)	9.8
Distribution to noncontrolling interests	(0.2)	(0.2)
Cash dividends paid	(156.6)	(10.3)
Proceeds from issuance (repurchase) of capital stock and other, net	(1.3)	(4.1)
Net cash provided by (used in) financing activities	(72.4)	94.3

Cash, Cash Equivalents and Restricted Cash:
Net increase (decrease) in cash, cash equivalents, and restricted cash	(95.5)	4.5
Balance, beginning of period	103.2	12.3
Balance, end of period	$7.7	$16.8

USE OF NON-GAAP FINANCIAL MEASURES
The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company's and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP. The Company's methods of calculating non-GAAP measures may differ from methods employed by other companies and thus may not be comparable to such other companies.
Cash Net Operating Income ("Cash NOI") is a non-GAAP measure used by the Company in evaluating the CRE segment's operating performance as it is an indicator of the return on property investment, and provides a method of comparing performance of operations, on an unlevered basis, over time. Cash NOI should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Cash NOI is calculated as total property revenues less direct property-related operating expenses. Cash NOI excludes straight-line lease adjustments, amortization of favorable/unfavorable leases, amortization of tenant incentives, selling, general and administrative expenses, impairments of commercial real estate, lease termination income, and depreciation and amortization (including amortization of maintenance capital, tenant improvements and leasing commissions).
The Company reports Cash NOI on a same store basis, which includes the results of properties that were owned and operated for the entirety of the prior calendar year. The same-store pool excludes properties under development or redevelopment, properties held for sale and also excludes properties acquired or sold during the comparable reporting periods. While there is management judgment involved in classifications, new developments and redevelopments are moved into the same store pool upon one full calendar year of stabilized operation, which is typically upon attainment of market occupancy.

A reconciliation of CRE operating profit to CRE Cash NOI and Same-Store Cash NOI is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, unaudited)	2018	2017	Change	2018	2017	Change
Commercial Real Estate Operating Profit (Loss)	$15.9	$13.6		$45.0	$41.3
Plus: Depreciation and amortization	7.2	6.6		20.5	19.7
Less: Straight-line lease adjustments	(2.0)	(0.3)		(2.7)	(1.3)
Less: Favorable/(unfavorable) lease amortization	(0.4)	(0.7)		(1.4)	(2.2)
Less: Termination income	—	—		(1.1)	—
Plus: Other (income)/expense, net	—	0.1		0.1	0.4
Plus: Selling, general, administrative and other expenses	1.4	1.9		4.7	5.9
Commercial Real Estate Cash NOI	22.1	21.2	4.3%	65.1	63.8	2.0%
Acquisitions / dispositions and other adjustments	(3.3)	(3.4)		(9.2)	(10.0)
Commercial Real Estate Same-Store Cash NOI	$18.8	$17.8	5.4%	$55.9	$53.8	3.9%

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA for the Materials & Construction segment are non-GAAP measures used by the Company in evaluating the Materials & Construction segment's operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the segment's ongoing core operations. EBITDA and Adjusted EBITDA should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
EBITDA is calculated for the Materials & Construction segment by adjusting segment operating profit (which excludes interest and tax expenses), by adding back depreciation and amortization. Adjusted EBITDA is calculated for the Materials & Construction segment by adjusting for income attributable to noncontrolling interests from EBITDA.
A reconciliation of Materials & Construction operating profit to Materials & Construction EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, unaudited)	2018	2017	2018	2017
Operating Profit (Loss)	$3.4	$6.5	$7.2	$18.8
Depreciation and amortization	3.0	3.1	9.1	9.2
EBITDA	6.4	9.6	16.3	28.0
Income attributable to noncontrolling interest	(0.8)	(0.5)	(1.4)	(1.7)
Adjusted EBITDA	$5.6	$9.1	$14.9	$26.3
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[1]	See above for a discussion of management's use of non-GAAP financial measures and reconciliations from GAAP to non-GAAP measures.

[2]
Backlog represents the amount of revenue that Grace Pacific and Maui Paving, LLC, a 50-percent-owned unconsolidated affiliate, expect to realize on contracts awarded and government contracts in which Grace Pacific has been confirmed to be the lowest bidder and formal communication of the award is perfunctory.

Note: Percent changes are determined using amounts rounded to the thousands.
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FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company's REIT status and the Company's business, as well as the evaluation of alternatives by the Company’s joint venture related to the development of Kukui`ula, generally discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company's forward-looking statements.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is Hawai`i's premier commercial real estate company and the state's foremost owner of grocery-anchored retail centers. With a portfolio of approximately 87,000 acres in Hawai`i, A&B is the state's fourth largest private landowner. A&B is a fully integrated real estate investment trust and owns, operates and manages 3.4 million square feet of primarily retail and industrial space in Hawai`i. A&B's interests extend beyond commercial real estate into diversified agriculture, renewable energy, and land stewardship. A&B also is Hawai`i's largest construction materials company and paving contractor. Over its nearly 150-year history, A&B has evolved with the state's economy and played a lead role in the development of the agricultural, transportation, tourism, construction and real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

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Contact:
Kenneth Kan
(808) 525-8475
kkan@abhi.com